Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accounts, we hereby consent to the incorporation by reference in this registration statement on Form S-8 our reports dated February 19, 2001, included in MRV Communication’s Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Los Angeles, California
October 4, 2001